EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sirona Dental Systems, Inc.:

We consent to the use of our reports dated November 21, 2014, with respect to the consolidated balance sheets of Sirona Dental Systems, Inc. as of September 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2014, and the effectiveness of internal control over financial reporting as of September 30, 2014, incorporated herein by reference.

KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt, Germany

April 2, 2015